Exhibit 4.1
DESCRIPTION OF THE DAVEY TREE EXPERT COMPANY COMMON STOCK
The following summarizes the terms and provisions of the common stock of The Davey Tree Expert Company, an Ohio corporation (the “Company”), which common stock is registered under Section 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The following summary does not purport to be complete and is qualified in its entirety by reference to the Company’s Articles of Incorporation and Code of Regulations, each as amended (the “Articles of Incorporation” and the “Regulations,” respectively), which the Company has previously filed with the Securities and Exchange Commission, and applicable Ohio law.
Authorized Capital
The Company’s authorized capital consists of 96,000,000 shares of common stock, $0.50 par value per share (the “Common Stock”), and 4,000,000 shares of preferred stock, without par value (the “Preferred Stock”).
Under Ohio law, shareholders generally are not personally liable for a corporation’s acts or debts.
No Public Market for Common Stock
The Company has been largely employee-owned since 1979. The Common Stock is not listed or traded on an established public trading market. Instead, the Company’s employees have the ability to purchase shares of Common Stock through a variety of means, including through the Davey 401KSOP and ESOP Plan (the “401KSOP and ESOP Plan”), through the Company’s Employee Stock Purchase Plan, which gives employees the ability to purchase shares through payroll deductions, and through stock subscription offerings the Company may conduct from time to time. The Company’s employees and non-employee directors may also receive shares of Common Stock upon the exercise of stock options or other equity awards granted under the Company’s 2014 Omnibus Stock Plan (the “2014 Omnibus Plan”).
Semiannually, for purposes of the 401KSOP and ESOP Plan, an independent stock valuation firm assists with the appraisal of the fair market value of the Common Stock, based upon the Company’s performance and financial condition, using a peer group of comparable companies selected by that firm. The semiannual valuations are effective for a period of six months.
Rights and Preferences
All outstanding shares of Common Stock are duly authorized, fully paid and nonassessable. Holders of shares of Common Stock have no conversion, preemptive or subscription rights, and there are no redemption or sinking fund provisions applicable to the Common Stock. Shares of Common Stock are subject to rights of first refusal and repurchase rights held by the Company and the Employee Stock Ownership Trust (“ESOT”), which is the trust for the Company’s Employee Stock Ownership Plan. These rights are discussed below under “Transfer Restrictions.”
The rights, preferences and privileges of the holders of Common Stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of Preferred Stock that the Company may designate and issue in the future.
In the event of the Company’s liquidation, dissolution or winding up, the holders of Common Stock are entitled to share ratably in the assets legally available for distribution to shareholders after the payment of all of the Company’s known debts and liabilities and after adequate provision has been made for each class of stock having preference over the Common Stock, if any.
Voting Rights
Holders of Common Stock are entitled to one vote for each share held by them upon all matters presented to the shareholders.
Each shareholder has the right to vote cumulatively in the election of the Company’s directors if any shareholder gives notice in writing to the Company’s President, any Vice President of the Company or the Secretary of the Company at least 48 hours before the time set for the meeting at which directors will be elected and an announcement of the notice is made at the beginning of the meeting by the Chairman or the Secretary of the Company, or by or on behalf of the shareholder giving notice. If cumulative voting is in effect, shareholders will be entitled to cast a number of votes equal to the number of shares voting multiplied by the number of directors to be elected. A shareholder may cast all of these votes for one nominee or distribute them among several nominees, as that shareholder sees fit.
Directors are elected by a plurality of the votes cast by the holders of Common Stock. Except as otherwise provided by the Company’s Articles of Incorporation or Regulations or by law, all other matters brought to a vote of the holders of Common Stock are determined by a majority of the votes cast, and, except as may be provided with respect to any other outstanding class or series of the Company’s stock, the holders of shares of Common Stock possess the exclusive voting power.

Exhibit 4.1
Dividends
Subject to preferences that may be applicable to any then outstanding shares of Preferred Stock, the holders of Common Stock are entitled to receive dividends, if any, as may be declared from time to time by the Company’s Board of Directors out of legally available funds.
Transfer Restrictions
To protect its level of employee ownership, the Company has long imposed transfer restrictions on shares of Common Stock. These restrictions are set forth in the Company’s Articles of Incorporation and in other plans and agreements pursuant to which the Company’s employees and non-employee directors have received shares, including the 2014 Omnibus Plan. By virtue of these restrictions, shares of Common Stock are predominantly held by the Company’s former and current employees through the 401KSOP and ESOP Plan, and by certain transferees or beneficiaries of the Company’s former and current shareholders.
Right of First Refusal and Repurchase Right
Article SIXTH of the Company’s Articles of Incorporation generally provides that when a shareholder, or following the death of a shareholder, the shareholder’s estate or personal representative, proposes to sell, assign, transfer, pledge, hypothecate or otherwise dispose of, by operation of law or otherwise (each, a “transfer”), shares of Common Stock, other than transfers to an employee of the Company or any subsidiary of the Company, then the Company and the ESOT have the right, at their option, to purchase all (but not less than all) of the shares of Common Stock proposed to be transferred on the terms and conditions set forth in Article SIXTH. The right of first refusal is intended to encompass all proposed transfers of shares of Common Stock to third parties, except for transfers to current employees of the Company, in order to fully support the Company’s policy of favoring employee ownership.
Article SIXTH of the Company’s Articles also grants the Company and the ESOT the right, at their option, to purchase any or all shares of Common Stock held by any shareholder, other than (i) the ESOT, (ii) a former employee who has retired or (iii) a current employee or director of the Company or any subsidiary of the Company. The shares may be repurchased without any proposed transfer of such shares by the shareholder, and may also be purchased in the event of the death of the shareholder.
The Company’s Board of Directors has adopted a policy regarding the Company’s exercise of the repurchase right set forth in Article SIXTH. Under the policy, the Company will not exercise its repurchase rights with respect to shares of Common Stock held by current and retired employees and current and former directors of the Company or any of its subsidiaries (subject to exceptions set forth in the policy) (collectively, “Active Shareholders”), their spouses, their first-generation descendants and trusts established exclusively for their benefit.
It is also the policy of the Company not to exercise its rights to repurchase shares of Common Stock proposed to be transferred by an Active Shareholder to his or her spouse, a first-generation descendant or a trust established exclusively for the benefit of one or more of an Active Shareholder, his or her spouse and first-generation descendants of an Active Shareholder, or upon the death of an Active Shareholder, such transfers from the estate or personal representative of a deceased Active Shareholder.
The Board of Directors may amend its policy regarding the exercise of the Company’s repurchase right in Article SIXTH at any time.
2014 Omnibus Plan
Under the Company’s 2014 Omnibus Plan, in the event of a plan participant’s termination of employment with the Company or any of its subsidiaries or termination of service as a director of the Company or any of its subsidiaries, the Company has the right and option to purchase from the participant the shares of Common Stock acquired by the participant pursuant to the grant of an award under the plan. The Company may allow the trustees of the 401KSOP and ESOP to exercise its purchase right. In addition, in the event a participant proposes to transfer any shares of Common Stock acquired pursuant to the grant of an award under the 2014 Omnibus Plan, the Company may exercise a right of first refusal to purchase from the participant the shares subject to the proposed transfer, pursuant to rules established by the Compensation Committee.
Preferred Stock
Shares of Preferred Stock are issuable only to holders of Common Stock as a class, unless the holders of Common Stock as a class waive such right of issuance. The Board, without any further action by the holders of Common Stock, may, at any time and from time to time, adopt an amendment or amendments to the Articles of Incorporation in respect of any shares of Preferred Stock which constitute unissued or treasury shares at the time of such adoption, for the purpose of dividing any or all of such shares of Preferred Stock into such series as the Board shall determine. The Board may, within the limitations prescribed by Ohio law, fix the express terms of any series of Preferred Stock, including dividend rights, liquidation rights, redemption rights, sinking fund requirements, if any, conversion rights and restrictions on the issuance of shares of any class or series of the Company.

Exhibit 4.1
The rights of the holders of Common Stock will generally be subject to the prior rights of the holders of any outstanding shares of Preferred Stock with respect to dividends, liquidation preferences and other matters.
The Company has no outstanding shares of Preferred Stock.
Anti-Takeover Effects of Provisions of Ohio Law and the Company’s Articles of Incorporation and Code of Regulations
Ohio Anti-Takeover Law
Ohio law contains provisions that would make a change in control of the Company more difficult or discourage a tender offer or other plans to restructure the Company. The following discussion of these provisions is qualified in its entirety by reference to those particular statutory provisions.
Ohio Control Share Acquisition Act
The Company is subject to the Ohio Control Share Acquisition Act set forth in Section 1701.831 of the Ohio Revised Code (the “ORC”), which provides that any “control share acquisition” of an Ohio issuing public corporation shall be made only with the prior authorization of the shareholders of the Ohio issuing public corporation in accordance with the provisions of the Ohio Control Share Acquisition Act. A “control share acquisition” is defined under Section 1701.01(Z)(1) of the ORC to mean the acquisition, directly or indirectly, by any person of shares of an Ohio issuing public corporation that, when added to all other shares of the issuing public corporation in respect of which the person may exercise or direct the exercise of voting power as provided in the ORC, would entitle the person, immediately after the acquisition, directly or indirectly, alone or with others, to exercise or direct the exercise of the voting power of the issuing public corporation in the election of directors within any of the following ranges of such voting power: more than 20% but less than 33%; more than 33% but less than a majority; and more than a majority.
The Ohio Control Share Acquisition Act requires that the acquiring person must deliver an acquiring person statement to the Ohio issuing public corporation, which statement must comply with Section 1701.831(B) of the ORC. The Ohio issuing public corporation must then hold a special meeting of its shareholders to vote upon the proposed acquisition within 50 days after receipt of such acquiring person statement unless the acquiring person agrees to a later date.
The Ohio Control Share Acquisition Act further specifies that the shareholders of the Ohio issuing public corporation must approve the proposed control share acquisition by certain percentages at a special meeting of shareholders at which a quorum is present. In order to comply with the Ohio Control Share Acquisition Act, the acquiring person may only acquire the shares of the Ohio issuing public corporation upon the affirmative vote of (1) a majority of the voting power of the Ohio issuing public corporation in the election of directors (the “voting power”) represented in person or by proxy at the special meeting and (2) a majority of the voting power excluding those shares deemed to be “interested shares” for purposes of the Ohio Control Share Acquisition Act.
Section 1701.831 does not apply to a corporation if its articles of incorporation or code of regulations state that the statute does not apply to a corporation. Our Amended Articles of Incorporation and Amended and Restated Regulations do not contain a provision opting out of this statute.
Ohio Merger Moratorium Statute
Under the Ohio merger moratorium law, a person or group that acquires 10% or more of the outstanding voting stock of an Ohio issuing public corporation would have to wait for three years before completing certain transactions (“business combinations”) with the Ohio issuing public corporation. This prohibition does not apply if (i) before the person or group acquires its 10% interest, the Ohio issuing public corporation’s board of directors approves, for the purpose of the merger moratorium law, either the acquisition of the 10% interest or the business combination or (ii) the articles of incorporation expressly provide that the corporation is not subject to the statute (the Company has not made this election). “Business combinations” include a variety of transactions such as mergers, consolidations, combinations or majority share acquisitions between an Ohio issuing public corporation and an interested shareholder or an affiliate of an interested shareholder.
Even after three years, the bidder could not proceed with a business combination without (i) prior board approval of the acquisition of its 10% interest, (ii) subsequent approval by the holders of 66⅔% of all outstanding voting shares and by the holders of a majority of the outstanding shares after excluding shares held by the bidder, or (iii) paying consideration in an amount and form meeting the standards set forth in the law (fair price provisions). (Section 1704.03 of the Ohio Revised Code.)
Articles of Incorporation and Code of Regulations
The Company’s Articles of Incorporation and Regulations include anti-takeover provisions that:
a.authorize the Board of Directors, subject to a right of first refusal by the holders of Common Stock, to issue shares of Preferred Stock in one or more series, and with respect to each series, to fix the number of shares constituting that series,

Exhibit 4.1
and establish the rights and terms of that series with limitations prescribed by the provisions of the Ohio General Corporation Law;
b.divide the Board of Directors into three classes consisting of not less than three directors (including vacancies), each of whose terms in office expire in consecutive years;
c.establish advance notice procedures for shareholders to submit nominations of candidates for election to the Board of Directors;
d.require holders of at least 25% of the shares of Common Stock to call a special meeting of shareholders;
e.allow the Company’s Board of Directors to fill vacancies on the Board by the vote of a majority, however caused (subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances); and
f.grant the Company and the ESOT rights of first refusal and repurchase rights upon certain proposed transfers of shares of Common Stock.
Provisions of the Company’s Articles of Incorporation and Regulations may delay or discourage transactions involving an actual or potential change in the Company’s control or change in the Company’s Board of Directors or management, including transactions in which shareholders might otherwise receive a premium for their shares or transactions that the Company’s shareholders might otherwise deem to be in their best interests.
Authorized and Unissued Shares
The Company’s authorized and unissued shares of Common Stock are available for future issuance at the discretion of the Board without shareholder approval except as may otherwise be required by Ohio law. The future issuance of additional authorized shares of Common Stock may, among other things, dilute the earnings per share of the common shares and the equity and voting rights of those holding common shares at the time the additional shares are issued.
The issuance of shares of Preferred Stock by the Company could have certain anti-takeover effects under certain circumstances, and could enable the Board of Directors to render more difficult or discourage an attempt to obtain control of the Company by means of a merger, tender offer, or other business combination transaction directed at the Company by, among other things, placing shares of Preferred Stock with investors who might align themselves with the Board of Directors.